Exhibit 10(j)

                      DiversiFax, Information Systems Inc.
                           3000 Atrium Way, Suite 222
                          Mt. Laurel, New Jersey 08054

DANKA
38 US Highway #46
PO Box 730
Pine Brook, New Jersey  07058

Dear Howard:

     It was a pleasure meeting with you and your colleagues the other day. I believe we made headway in understanding our prospective roles in what we hope can be a very lucrative hotel market. To recap, DiversiFax has developed technology that allows any fax machine to be converted into a pay-for-use fax for the general public's use. As you know, we have an exclusive marketing agreement with AT&T to market our product to their hotel accounts. DANKA also markets its fax and copiers to some of these same hotel accounts. It is because of this synergy we would like to enter into a relationship with DANKA to co-market our prospective products. DANKA with their Multi-functional fax machine and DFAX with its billing service that allows your fax machine to be converted to a payfor-use fax.

     I would suggest the following relationship be established on a go forward basis.

     DiversiFax with it's current marketing partner AT&T, will market and sell the DANKA fax equipment to the hotels that request our "Smart Suites" service (where applicable). DANKA and DFAX will share in the marketing expenses as well as the gross margins with respect to the sale of the equipment. A marketing budget will be presented for your approval covering related marketing expenses for the period ending March 1997. We will share expenses if we approve the marketing budget.

     If this meets with your approval in principle, please indicate so by signing the appropriate section below, forwarding a copy to me. In addition, please forward prices for the 4100 in the following quantities: 0-300, 301-1000, 1001-up along with your leasing rates for multiple unit sales of up to 4, as well as 10 or more, per hotel. I will need copies of your standard lease form for the hotels to sign.

Thank you,                                       DANKA

/s/ Mario DiNatale                              /s/ Robert Arenth
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Mario DiNatale,                                  Vice President
President                                      -------------------------